EXHIBIT 99.1

FOR IMMEDIATE RELEASE

July 28, 2005   6:00 a.m. MT

Contact: Kevin P. Clark CEO 406-727-6106

UNITED FINANCIAL CORP. ANNOUNCES JUNE 30, 2005 EARNINGS AND
DECLARES QUARTERLY DIVIDEND

HIGHLIGHTS:   Total assets of $373 million; 2005 Q2 Net interest income up 7.9% over 2004 Q2; 2005 Q2 EPS of $.41 vs. 2004 Q2 EPS $.39.

Great Falls, Montana July 28, 2005 — United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the quarter ended June 30, 2005 of $1,005,361, or basic earnings per share of $.41 and $.40 per share on a fully diluted basis. This compares to June 30, 2004 earnings of $945,769, or basic earnings per share of $.39 and $.38 on a fully diluted basis. Net income for the six-month period ended June 30, 2005 was $1,873,206, or basic and diluted earnings per share of $.77 and $.75, respectively, compared to $1,919,959, or basic earnings per share of $.79 and $.76 on a fully diluted basis in the same period a year ago.

United’s assets at June 30, 2005 were $373 million, an increase of 10.4% from a year ago. Net loans were $289 million at June 30, 2005 compared to $252 million at June 30, 2004, an increase of 14.6%. Net interest income rose to $3.5 million in the quarter ended June 30, 2005 compared to $3.2 million for the same quarter a year ago, an increase of 7.9%. United’s shareholders’ equity was $31.2 million at June 30, 2005, and book value per share was $12.75. Outstanding shares at June 30, 2005 were 2,444,980, compared to 2,433,965 at June 30, 2004.

CEO, Kevin Clark, said, “This represents a solid quarter for United. Our net interest income was up $.3 million over the same three month period last year and our return on equity was over 13%. Asset quality remains pristine and net loans are up 15% over a year ago. Our Billings branch, which opened in the second quarter of 2004, is now contributing to the overall profitability of United.”

United’s net interest margin was 4.15% for the first six months of 2005 compared to 4.16% for the first six months of 2004. United had no non-accrual loans at June 30, 2005. Non-performing loans totaled $.1 million at June 30, 2005 and $.4 million at June 30, 2004. United’s past due ninety days and non-accrual loans totaled ..02% of loans at June 30, 2005, compared to .54% for that of its peer bank holding companies at March 31, 2005 the most recent peer information available.

United declared a regular quarterly dividend of $.28 per share to shareholders of record on August 18, 2005, payable September 1, 2005. This represents a yield of 4.7% annualized on a stock price of $24.00 per share.

Forward-Looking Statements
When used in this press release, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in documents the company files from time to time with the Securities and Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, a full service community bank with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Income statement amounts
Net interest income	$3,494	$3,239	$6,775	$6,279
Provision for losses on loans	50	18	50	70
Noninterest income
Investment securities gains	—	—	—	213
Gain on the sale of loans	757	621	1,294	1,282
Other	339	462	632	656
Noninterest expense	2,920	2,865	5,637	5,281
Earnings before income taxes	1,620	1,516	3,014	3,079
Income taxes	615	570	1,141	1,159
Net earnings	1,005	946	1,873	1,920

Per common share data
Net earnings
– basic	$0.41	$0.39	0.77	0.79
– diluted	0.40	0.38	0.75	0.76

Cash dividends	0.28	1.27	0.56	1.54

Book value			12.75	12.16

Balances at end of period
Loans receivable and held for sale, gross			301,809	264,171
Allowance for losses on loans			3,598	3,733
Nonperforming assets
Nonperforming loans			72	370
Foreclosed properties			—	592

Available-for-sale investment securities			36,359	42,637
Total assets			372,767	334,063
Goodwill			1,422	1,422
Total deposits			273,204	240,806
Total stockholders’ equity			31,231	29,601

Other supplemental information
Net earnings
Return on average assets			1.06%	1.20%
Return on average common equity			12.28%	12.12%
Allowance for loan losses to loans			1.19%	1.41%
Common shares outstanding (end of period, in thousands)			2,450	2,434

Net interest margin			4.15%	4.16%

Shareholders’ equity to total assets			8.38%	8.86%

Dividend payout ratio			72.73%	194.94%